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                               ECO SOIL SYSTEMS, INC.





                                    $15,000,000

                     12.00% Senior Subordinated Notes due 2003




                            ----------------------------


                                  NOTE AND WARRANT
                                 PURCHASE AGREEMENT



                            ----------------------------






                            Dated as of August 25, 1998










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--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

1.     Authorization of Notes and Warrants . . . . . . . . . . . . . . . . .  6

2.     Sale and Purchase of Notes and Warrants . . . . . . . . . . . . . . .  6
     2.1.    Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.2.    Issue Price . . . . . . . . . . . . . . . . . . . . . . . . . .  7

3.     Closing; Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.1.    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.2.    Transaction Fees. . . . . . . . . . . . . . . . . . . . . . . .  8
     3.3.    Legal Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  8

4.     Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.1.    Representations and Warranties. . . . . . . . . . . . . . . . .  8
     4.2.    Performance; No Default . . . . . . . . . . . . . . . . . . . .  8
     4.3.    Compliance Certificate. . . . . . . . . . . . . . . . . . . . .  9
     4.4.    Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . .  9
     4.5.    Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     4.6.    Credit Agreement. . . . . . . . . . . . . . . . . . . . . . . .  9
     4.7.    Satisfaction of Company Obligations . . . . . . . . . . . . . .  9
     4.8.    Consents, Agreements. . . . . . . . . . . . . . . . . . . . . . 10
     4.9.    Compliance with Securities Laws . . . . . . . . . . . . . . . . 10
     4.10.   No Adverse U.S. Legislation, Action or Decision, etc. . . . . . 10
     4.11.   No Actions Pending. . . . . . . . . . . . . . . . . . . . . . . 10
     4.12.   Purchase Permitted By Applicable Law, etc . . . . . . . . . . . 10
     4.13.   Proceedings and Documents . . . . . . . . . . . . . . . . . . . 11
     4.14.   Sale of Other Notes . . . . . . . . . . . . . . . . . . . . . . 11
     4.15.   Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

5.     Representations and Warranties. . . . . . . . . . . . . . . . . . . . 11
     5.1.    Organization, Standing, etc.. . . . . . . . . . . . . . . . . . 11
     5.2.    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.3.    Qualification . . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.4.    Business; Financial Statements. . . . . . . . . . . . . . . . . 12
     5.5.    Changes, etc. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.6.    Tax Returns and Payments. . . . . . . . . . . . . . . . . . . . 13
     5.7.    Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.8.    Capital Stock and Related Matters . . . . . . . . . . . . . . . 14
     5.9.    Title to Properties; Liens. . . . . . . . . . . . . . . . . . . 14
     5.10.   Litigation, etc.. . . . . . . . . . . . . . . . . . . . . . . . 15
     5.11.   Compliance with Other Instruments, etc. . . . . . . . . . . . . 15
     5.12.   Governmental Consent. . . . . . . . . . . . . . . . . . . . . . 16
     5.13.   Patents, Trademarks, Authorizations, etc. . . . . . . . . . . . 16
     5.14.   Offer of Notes. . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.15.   Federal Reserve Regulations . . . . . . . . . . . . . . . . . . 16
     5.16.   Environmental Matters . . . . . . . . . . . . . . . . . . . . . 17

     5.17.   Status Under Certain Federal Statutes . . . . . . . . . . . . . 18
     5.18.   Foreign Assets Control Regulations, etc.. . . . . . . . . . . . 18
     5.19.   Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . 19
     5.20.   Certain Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.21.   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . 20

6.     Purchaser Representations . . . . . . . . . . . . . . . . . . . . . . 21
     6.1.    Purchase Intent . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.2.    Status of Purchaser . . . . . . . . . . . . . . . . . . . . . . 21
     6.3.    Source of Funds . . . . . . . . . . . . . . . . . . . . . . . . 21

7.     Accounting; Financial Statements and Other Information. . . . . . . . 21

8.     Inspection; Confidentiality . . . . . . . . . . . . . . . . . . . . . 26
     8.1.    Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     8.2.    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 26

9.     Prepayment of Notes . . . . . . . . . . . . . . . . . . . . . . . . . 27
     9.1.    Optional Prepayments with Premium . . . . . . . . . . . . . . . 27
     9.2.    Contingent Prepayments Upon Change of Control . . . . . . . . . 27
     9.3.    Premium Table . . . . . . . . . . . . . . . . . . . . . . . . . 28
     9.4.    Notice of Optional Prepayments; Officers' Certificate . . . . . 28
     9.5.    Allocation of Partial Prepayments . . . . . . . . . . . . . . . 28
     9.6.    Maturity; Surrender, etc. . . . . . . . . . . . . . . . . . . . 28
     9.7.    Acquisition of Notes. . . . . . . . . . . . . . . . . . . . . . 29

10.     Business and Financial Covenants . . . . . . . . . . . . . . . . . . 29
     10.1.   Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.2.   Financial Covenants . . . . . . . . . . . . . . . . . . . . . . 29
     10.3.   Liens, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     10.4.   Investments, Guaranties, etc. . . . . . . . . . . . . . . . . . 32
     10.5.   Restricted Payments . . . . . . . . . . . . . . . . . . . . . . 34
     10.6.   Transactions with Affiliates. . . . . . . . . . . . . . . . . . 35
     10.7.   Consolidation, Merger, Sale of Assets, etc. . . . . . . . . . . 35
     10.8.   Subsidiary Stock and Indebtedness . . . . . . . . . . . . . . . 38
     10.9.   Corporate Existence, etc.; Business . . . . . . . . . . . . . . 38
     10.10.  Payment of Taxes and Claims . . . . . . . . . . . . . . . . . . 39
     10.11.  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . 39
     10.12.  Maintenance of Properties; Insurance. . . . . . . . . . . . . . 40
     10.13.  Additional Guaranties . . . . . . . . . . . . . . . . . . . . . 41
     10.14.  Other Loan Agreements . . . . . . . . . . . . . . . . . . . . . 41
     10.15.  Restrictions Affecting Subsidiaries . . . . . . . . . . . . . . 42
     10.16.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 42
     10.17.  Non U.S. Assets . . . . . . . . . . . . . . . . . . . . . . . . 42

11.    Events of Default; Acceleration . . . . . . . . . . . . . . . . . . . 42

12.    Remedies on Default, etc. . . . . . . . . . . . . . . . . . . . . . . 45

13.    Subordination of Subordinated Notes . . . . . . . . . . . . . . . . . 46
     13.1.   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     13.2.   Superior Debt . . . . . . . . . . . . . . . . . . . . . . . . . 46
     13.3.   Blockage of Payments on Subordinated Debt . . . . . . . . . . . 47
     13.4.   Insolvency, etc.. . . . . . . . . . . . . . . . . . . . . . . . 50
     13.5.   Subordinated Debt Payments and Remedies . . . . . . . . . . . . 52
     13.6.   Payments and Distributions Received . . . . . . . . . . . . . . 52
     13.7.   No Prejudice or Impairment. . . . . . . . . . . . . . . . . . . 53
     13.8.   Payment of Superior Debt, Subrogation, etc. . . . . . . . . . . 54
     13.9.   Reliance of Holders of Superior Debt. . . . . . . . . . . . . . 54
     13.10.  Security. . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     13.11.  Changes in Holders of Superior Debt . . . . . . . . . . . . . . 54

14.    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

15.    Registration, Transfer and Substitution of Notes; Action by
         Noteholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     15.1.   Note Register; Ownership of Notes . . . . . . . . . . . . . . . 66
     15.2.   Transfer and Exchange of Notes. . . . . . . . . . . . . . . . . 66
     15.3.   Replacement of Notes. . . . . . . . . . . . . . . . . . . . . . 67
     15.4.   Notes held by Company, etc., Deemed Not Outstanding . . . . . . 67

16.    Payments on Notes . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     16.1.   Place of Payment. . . . . . . . . . . . . . . . . . . . . . . . 67
     16.2.   Home Office Payment . . . . . . . . . . . . . . . . . . . . . . 68

17.    Expenses, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68

18.    Survival of Representations and Warranties. . . . . . . . . . . . . . 69

19.    Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . . . 69

20.    Notices, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70

21.    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . 70

22.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71


SCHEDULE A          Schedule of Purchasers

SCHEDULE B          Schedule of Debt and Liens

SCHEDULE C          Schedule of Subsidiaries

SCHEDULE D          Schedule of Outstanding Options

SCHEDULE E          Schedule of Investments

SCHEDULE F          Schedule of Earn Out Obligations


EXHIBIT A           Form of 12.00% Senior Subordinated Note

EXHIBIT B           Form of Warrant

EXHIBIT C-1         Form of Opinion of Counsel to Company

EXHIBIT C-2         Form of Opinion of Nebraska Counsel to Company

EXHIBIT C-3         Form of Opinion of Counsel to Purchaser

EXHIBIT D           Form of Guaranty Agreement

                            ECO SOIL SYSTEMS, INC.
                             10890 THORNMINT ROAD
                                  SUITE 200
                         SAN DIEGO, CALIFORNIA  92127


             12.00% Senior Subordinated Notes due August 25, 2003
                       Warrants to Purchase Common Stock

                                                     Dated as of August 25, 1998


TO EACH OF THE PURCHASERS LISTED IN
     THE ATTACHED SCHEDULE A

Ladies and Gentlemen:

          Eco Soil Systems, Inc., a Nebraska corporation (the "Company"), agrees with you as follows:

          1. AUTHORIZATION OF NOTES AND WARRANTS. The Company will authorize the issue and sale of (a) $15,000,000 aggregate principal amount of its 12.00% Senior Subordinated Notes due August 25, 2003 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to section 15), to be substantially in the form of the Note set out in Exhibit A, with such changes therefrom, if any, as may be approved by you and the Company, and (b) warrants (the "Warrants", such term to include any warrants issued in substitution therefor pursuant to section 15) to purchase 262,500 shares of the Common Stock, par value $.005 per share (the "Common Stock"), of the Company at an initial exercise price of $0.01 per share, to be substantially in the form of the Warrant set out in Exhibit B, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in section 14; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

          2. SALE AND PURCHASE OF NOTES AND WARRANTS. 2.1. PURCHASE PRICE. The Company will issue and sell to you and, subject to the terms and conditions of this Agreement, you will purchase from the Company, at the Closing provided for in section 3, (a) Notes in the principal amount specified opposite your name in Schedule A and (b) Warrants for the number of shares of Common Stock specified opposite your name in Schedule A; at the purchase price of 100% of the principal amount of such Notes. Contemporaneously with entering into this Agreement, the Company is entering into a separate Note Agreement (the "Other Agreement") identical with this Agreement with the other purchaser named in Schedule A (the "Other Purchaser"), providing for the sale to the Other Purchaser, at such Closing, of Notes in the principal amount specified opposite its name in Schedule A.

          2.2. ISSUE PRICE. The Company and you agree for U.S. federal income tax purposes (a) that (x) the present value as of the Closing Date of all payments under the Notes, using a discount rate based on a yield which the Company and you agree is the original yield of comparable debt instruments not issued as part of an investment unit (which rate is not less than the applicable federal rate on the date the Notes are issued), is $930 per $1,000 principal amount, and that (y) the aggregate "issue price" under Section 1273(b) of the Code of all of the Notes to be issued hereunder and under the Other Agreement is $13,950,000; and (b) that the aggregate purchase price under Section 1273(b) of the Code of all of the Warrants to be issued hereunder and under the Other Agreement is $1,050,000. The Company and you agree to use the foregoing issue price, purchase price, value and the yield which results in such issue price for U.S. federal income tax purposes with respect to this transaction.

          3. CLOSING; FEES. 3.1. CLOSING. The sales of the Notes and the Warrants to be purchased by you shall take place at the offices of Becker, Glynn, Melamed & Muffly LLP, at 10:00 a.m., New York City time, at a closing (the "Closing") on August 25, 1998 or on such other Business Day thereafter as may be agreed upon by the Company and you. At the Closing the Company will deliver to you (a) the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as shall be set forth in Schedule A or as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), and (b) the Warrants to be purchased by you in the form of a single warrant certificate (or such greater number of warrant certificates as shall be set forth in Schedule A or as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee); against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor. If at the Closing the Company shall fail to tender such Notes or such Warrants to you as provided above in this section 3, or any of the conditions specified in section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such nonfulfillment.

          3.2. TRANSACTION FEES. On the date of the Closing, the Company will pay to you (or to the Person designated by you for payment in Schedule A), in immediately available funds, a transaction fee equal to 1.0% of the aggregate purchase price for the Notes and Warrants purchased by you on the Closing Date, by crediting the account specified below your name in Schedule A for the payment of transaction fees.

          3.3. LEGAL FEES. On the date of the Closing, the Company will pay the reasonable fees and disbursements of your special counsel incurred in connection with the transactions contemplated by this Agreement and set forth in a statement delivered to the Company on or prior to the date of the Closing, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor, additional reasonable fees and disbursements of your special counsel, if any, incurred in connection with such transactions.

          4. CONDITIONS TO CLOSING. Your obligation to purchase and pay for the Notes and Warrants to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

          4.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement and those otherwise made in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall be correct when made and at the time of the Closing, except as affected by the consummation of such transactions.

          4.2. PERFORMANCE; NO DEFAULT. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and at the time of the Closing no Event of Default or Potential Event of Default shall have occurred and be continuing.

          4.3. COMPLIANCE CERTIFICATE. The Company shall have delivered to you an Officers' Certificate, dated the date of the Closing, certifying that the conditions specified in sections 4.1 and 4.2 have been fulfilled and demonstrating that, after giving effect to the issuance of all of the Notes and Warrants, the Company will be in compliance in all material respects with the most stringent limitations on the incurrence or maintenance of Debt contained in any instrument or agreement applicable to or binding on the Company.

          4.4. OPINIONS OF COUNSEL. You shall have received (a) from Latham & Watkins, counsel for the Company, (b) from Fitzgerald, Schorr, Barmettler & Brennan, P.C., Nebraska counsel for the Company, and (c) from Becker, Glynn, Melamed & Muffly LLP, your special counsel in connection with the transactions contemplated by this Agreement, favorable opinions substantially in the forms set forth in Exhibits C-1, C-2 and C-3, respectively, and covering such other matters incident to such transactions as you may reasonably request, each addressed to you, dated the date of the Closing and otherwise satisfactory in substance and form to you.

          4.5. GUARANTIES. Each of the Company's United States Subsidiaries shall have executed and delivered to you the Guaranty Agreement, substantially in the form of Exhibit D, unconditionally and irrevocably guaranteeing to you the full and prompt payment and performance of the Company's obligations under the Notes.

          4.6. CREDIT AGREEMENT. The Credit Agreement shall have been executed and delivered by the Company, Provident Bank, as Agent, and the lenders named therein, and shall be satisfactory in form and substance to you. You shall have received a copy of the Credit Agreement, certified as a true and complete copy thereof by an officer of the Company.

          4.7. SATISFACTION OF COMPANY OBLIGATIONS. All of the obligations of the Company shown on Schedule B as obligations that are required or intended to be satisfied on or prior to the Closing Date shall have been satisfied in full and all Liens securing any of such obligations shall have been released. The Company shall have received payoff letters, reasonably satisfactory in form and substance to you, from the holders of the Company's Debt being retired, each stating that upon the payment of the amount set forth in such letter, all of the Company's obligations with respect to such Debt will be fully and irrevocably discharged.

          4.8. CONSENTS, AGREEMENTS. The Company shall have obtained all consents and waivers, under any term of any material agreement or instrument to which it is a party or by which it or any of its properties is bound, or any term of any applicable law, ordinance, rule or regulation of any governmental authority, or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, necessary or appropriate in connection with the transactions contemplated by this Agreement, and such consents and waivers shall be in full force and effect on the Closing Date. A complete and correct copy of each of such consents and waivers shall have been delivered to you.

          4.9. COMPLIANCE WITH SECURITIES LAWS. The offering and sale of the Notes and Warrants to you and the Other Purchaser shall have complied with all applicable requirements of federal and state securities laws and you shall have received evidence thereof in form and substance reasonably satisfactory to you.

          4.10. NO ADVERSE U.S. LEGISLATION, ACTION OR DECISION, ETC.. No legislation shall have been enacted by either house of Congress or favorably reported by any committee thereof, no other action shall have been taken by any governmental authority, whether by order, regulation, rule, ruling or otherwise, and no decision shall have been rendered by any court of competent jurisdiction, which would materially and adversely affect the Notes or the Warrants being purchased by you hereunder.

          4.11. NO ACTIONS PENDING. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental body or any other Person or any other legal or administrative proceeding pending or, to the Company's knowledge, threatened which questions the validity or legality of the transactions contemplated by this Agreement or the other Operative Agreements or which seeks damages or injunctive or other equitable relief in connection therewith.

          4.12. PURCHASE PERMITTED BY APPLICABLE LAW, ETC. On the date of the Closing your purchase of Notes and Warrants (a) shall be permitted by the laws and regulations of each jurisdiction to which you are subject and (b) shall not subject you to any additional tax, penalty or, in your reasonable judgment, other onerous condition by reason of any change after the date of this Agreement in any applicable law or governmental regulation. If requested by you, you shall have received, at least five Business Days prior to the Closing, an Officers' Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

          4.13. PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

          4.14. SALE OF OTHER NOTES. Contemporaneously with the Closing, the Company shall sell to the Other Purchaser the Notes and Warrants to be purchased by it at the Closing as specified in Schedule A.

          4.15. FEES. The fees required to be paid by sections 3.2 and 3.3 shall have been paid as therein provided.

          5. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants that:

          5.1. ORGANIZATION, STANDING, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, to issue and sell the Notes and the Warrants and to carry out the terms of this Agreement, the Notes and the Warrants.

          5.2. SUBSIDIARIES. Schedule C correctly lists as to each Subsidiary on the date of this Agreement (a) its name, (b) the jurisdiction of its incorporation and (c) the percentage of its issued and outstanding shares owned by the Company or another Subsidiary (specifying such other Subsidiary). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Guaranty Agreement and to carry out the terms of the Guaranty Agreement. All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares indicated in Schedule C as owned by the Company or by any other Subsidiary are so owned beneficially and of record by the Company or by such other Subsidiary free and clear of any Lien.

          5.3. QUALIFICATION. Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a materially adverse effect on the Company.

          5.4. BUSINESS; FINANCIAL STATEMENTS. The Company has delivered to you complete and correct copies of (a) its annual report to stockholders for the fiscal year ended December 31, 1997 (the "Annual Report"), (b) its annual report on Form 10-KSB for such fiscal year as filed with the Securities and Exchange Commission (the "Form 10-K") and (c) the Private Placement Memorandum. The Annual Report, the Form 10-K and the Private Placement Memorandum correctly describe, in all material respects, as of their respective dates, the business then conducted and proposed to be conducted by the Company. There are included in the Form 10-K financial statements of the Company for the fiscal year ended December 31, 1997, accompanied by the opinion thereon of Ernst & Young L.L.P., independent public accountants. The Company has also delivered to you complete and correct copies of its quarterly reports to stockholders sent or made available to stockholders, and its quarterly reports on Form 10-QSB filed with the Securities and Exchange Commission, in each case for fiscal periods subsequent to December 31, 1997, and current reports on Form 8-K, proxy statements, registration statements and prospectuses, if any, filed by the Company with the Securities and Exchange Commission since such date. All financial statements included in the foregoing materials delivered to you (except as otherwise specified therein) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, subject (in the case of the financial statements included in such quarterly reports) to normal and customary year-end audit adjustments, and present fairly the financial position of the Company and its Subsidiaries as of the respective dates specified and the results of their operations and cash flows for the respective periods specified.

          5.5. CHANGES, ETC. Since December 31, 1997, (a) there has been no change in the assets, liabilities or financial condition of the Company or any of its Subsidiaries, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to the Company or any of its Subsidiaries, (b) neither the business, operations or affairs nor any of the properties or assets of the Company or its Subsidiaries have been affected by any occurrence or development (whether or not insured against) which has been, either in any case or in the aggregate, materially adverse to the Company or any of its Subsidiaries and (c) the Company has not as of the date of this Agreement directly or indirectly declared, ordered, paid, made or set apart any sum or property for any Restricted Payment or agreed to do so.

          5.6. TAX RETURNS AND PAYMENTS. The Company and its Subsidiaries have filed all material tax returns required by law to be filed by them and have paid all taxes, assessments and other governmental charges levied upon the Company and its Subsidiaries, and any of their respective properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest and those presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined by the Internal Revenue Service and satisfied, or the time for audit has expired, for all fiscal periods through December 31, 1993. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state and foreign income taxes for all fiscal periods are adequate in all material respects in the opinion of the Company, and the Company knows of no unpaid assessment for additional Federal, state or foreign income taxes for any period or any basis for any such assessment.

          5.7. DEBT. Schedule B-1 correctly describes all secured and unsecured Debt of the Company and its Subsidiaries outstanding in a principal amount greater than $100,000, or for which the Company or any of its Subsidiaries has commitments, on the date of this Agreement, and identifies the collateral securing any secured Debt. Schedule B-2 correctly describes all such Debt that, on the Closing Date and after giving effect to the transactions contemplated by this Agreement, will remain outstanding. Neither the Company nor any of its Subsidiaries is in default with respect to any Debt or any instrument or agreement relating thereto.

          5.8. CAPITAL STOCK AND RELATED MATTERS. As of the Closing Date, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.005 per share. On the Closing Date after giving effect to the transactions contemplated by this Agreement and the Operative Agreements, 16,648,414 shares of the Common Stock and no shares of such Preferred Stock will be issued and outstanding. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and validly reserved for issuance upon such exercise and, when so issued, will be validly issued, fully paid and non-assessable. As of the Closing Date, the Company will not have outstanding securities convertible into or exchangeable for any shares of its capital stock, nor will it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, other than those listed on Schedule D.

          5.9. TITLE TO PROPERTIES; LIENS. Each of the Company and its Subsidiaries has good and sufficient title to its properties and assets, including the properties and assets reflected in the financial statements referred to in section 5.4 (except properties and assets disposed of since such date in the ordinary course of business and properties and assets held under Capital Leases referred to in Schedule B), and none of such properties or assets is subject to any Liens except such as are of the character permitted by section 10.3. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases necessary in any material respect for the operation of their respective properties and assets, and all such leases are valid and subsisting and are in full force and effect. Except to perfect and protect security interests of the character permitted by section 10.3, no presently effective financing statement under the Uniform Commercial Code which names the Company or any Subsidiary as debtor is on file in any jurisdiction and neither the Company nor any Subsidiary has signed any presently effective financing statement or any presently effective security agreement authorizing any secured party thereunder to file any such financing statement.

          5.10. LITIGATION, ETC. There is no action, proceeding or investigation pending or threatened (or any basis therefor known to the Company) which questions the validity of this Agreement, the Notes or the Warrants or any action taken or to be taken pursuant to this Agreement, the Notes or the Warrants, or which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs, condition (financial or otherwise), properties or assets of the Company or any of its Subsidiaries, or in any liability on the part of the Company or any of its Subsidiaries, which would be material to the Company or any of its Subsidiaries.

          5.11. COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Neither the Company nor any of its Subsidiaries is in violation of any term of its certificate or articles of incorporation or by-laws, and neither the Company nor any of its Subsidiaries is in violation of any term of any agreement or instrument to which it is a party or by which it is bound or, to the best of the Company's knowledge, any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would have a materially adverse effect on the business, operations, affairs, condition (financial or otherwise), properties or assets of the Company or any of its Subsidiaries; the execution, delivery and performance of this Agreement, the Notes and the Warrants will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term; and there is no such term which materially adversely affects the business, operations, affairs, condition (financial or otherwise), properties or assets of the Company or any of its subsidiaries.

          5.12. GOVERNMENTAL CONSENT. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company or any of its Subsidiaries is required for the valid execution and delivery of this Agreement or the valid offer, issue, sale and delivery of the Notes or the Warrants pursuant to this Agreement.

          5.13. PATENTS, TRADEMARKS, AUTHORIZATIONS, ETC. The Company and its Subsidiaries own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, necessary for the conduct of their respective businesses as now conducted, without any known material conflict with the rights of others.

          5.14. OFFER OF NOTES. Neither the Company nor CIBC Oppenheimer Corp. (the only Person authorized or employed by the Company as financial adviser or otherwise as agent in connection with the offering or sale of the Notes or Warrants or any similar securities of the Company) has directly or indirectly offered the Notes or the Warrants or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than you and not more than 50 other institutional investors. Neither the Company nor anyone acting on its behalf has taken or will take any action which would subject the issuance and sale of the Notes or the Warrants to the registration and prospectus delivery provisions of the Securities Act.

          5.15. FEDERAL RESERVE REGULATIONS. The Company will not, directly or indirectly, use any of the proceeds of the sale of the Notes and Warrants for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock", or for any other purpose which might constitute this transaction a "purpose credit", in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended) or Regulation U of such Board (12 C.F.R. 221, as amended), or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or Regulation U or of Regulation T (12 C.F.R. 220, as amended) or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board. No Debt being reduced or retired out of the proceeds of the sale of the Notes and Warrants was incurred for the purpose of purchasing or carrying any such "margin stock", and neither the Company nor any of its Subsidiaries either owns or has any present intention of acquiring any such "margin stock".

          5.16. ENVIRONMENTAL MATTERS. (a) Each of the Company and its Subsidiaries has complied and is in compliance with all Environmental Laws in all material respects.

          (b) Each of the Company and its Subsidiaries has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business, without transfer, reissuance, or other governmental approval or action.

          (c) Neither the Company nor any of its Subsidiaries has received any written claim, complaint, citation, report or other written or oral notice regarding any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws.

          (d) No underground storage tanks or surface impoundments or asbestos-containing material in any form or condition exists at any property owned or occupied by the Company or any of its Subsidiaries.

          (e) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any facility or property, in a manner that would reasonably be expected to give rise to liabilities of the Company or any of its Subsidiaries for response costs, natural resource damages or attorneys' fees pursuant to CERCLA or other Environmental Laws.

          (f) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its Subsidiaries will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities pursuant to Environmental Laws, including without limitation any relating to onsite or offsite Releases (as defined in CERCLA) or threatened Releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

          (g) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other Person relating to Environmental Laws.

          5.17.  STATUS UNDER CERTAIN FEDERAL STATUTES.  The Company is not
(a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended;
(b) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended; (c) a "public utility" as such term is defined in the Federal Power Act, as amended; or (d) a "rail carrier or a person controlled by or affiliated with a rail carrier", within the meaning of Title 49, U.S.C., or a "carrier" to which 49 U.S.C. Section 11301(b)(1) is applicable.

          5.18. FOREIGN ASSETS CONTROL REGULATIONS, ETC. Neither the issue and sale of the Notes and Warrants by the Company nor its use of the proceeds thereof as contemplated by this Agreement will violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Iranian Transactions Regulations, the Iraqi Sanctions Regulations, the Libyan Sanctions Regulations, or any similar foreign assets control or export control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V as amended) or the restrictions set forth in Executive Orders No. 8389, 9193, 12543 (Libya), 12544 (Libya), 12801 (Libya),
12722 (Iraq) or 12724 (Iraq),
as amended, of the President of the United States of America or of any rules or regulations issued thereunder.

          5.19. COMPLIANCE WITH ERISA. (a) Neither the Company nor any of its Subsidiaries has breached the fiduciary rules of ERISA or engaged in any non-exempt prohibited transaction in connection with which the Company or any of its Subsidiaries could be subjected to (in the case of any such breach) a suit for damages or (in the case of any such prohibited transaction) either a civil penalty assessed under section 502(i) of ERISA or a tax imposed by section 4975 of the Code, which suit, penalty or tax, in any case, would be materially adverse to the Company or any of its Subsidiaries.

          (b) No Plan (other than a Multiemployer Plan) or any trust created under any such Plan has been terminated since September 2, 1974. Neither the Company nor any Related Person has within the past six years contributed to a single employer plan which has at least two contributing sponsors who are not Related Persons, or ceased operations at a facility in a manner which could result in liability under section 4062(e) of ERISA. No liability to the PBGC has been or is expected by the Company to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any Subsidiary which is or would be materially adverse to the Company or such Subsidiary. There has been no reportable event (within the meaning of section 4043(c) of ERISA) or any other event or condition with respect to any Plan (other than a Multiemployer
Plan) which presents a risk of termination of any such Plan by the PBGC under circumstances which in any case could result in liability which would be materially adverse to the Company or any of its Subsidiaries.

          (c) Full payment has been made of all amounts which the Company or any Related Person is required under the terms of each Plan to have paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan).

          (d) The present value of all vested accrued benefits under all Plans (other than Multiemployer Plans), determined as of the end of the Company's most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Plans allocable to such vested accrued benefits. The terms "present value", "current value", and "accrued benefit" have the meanings specified in section 3 of ERISA.

          (e) The Company is not and has never been obligated to contribute to any "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          (f) The execution and delivery of this Agreement and the issue and sale of the Notes hereunder will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of your representation in section 6.3 of this Agreement as to the source of the funds used to pay the purchase price of the Notes purchased by you. The Company has delivered to you, if requested by you, a complete and correct list of all employee benefit plans with respect to which the Company is a party in interest and with respect to which its securities are employer
securities.   As used in this section 5.19(f), the terms "employee benefit plans" and "party in interest" have the respective meanings specified in section 3 of ERISA and the term "employer securities" has the meaning specified in section 407(d)(1) of ERISA.

          5.20. CERTAIN FEES. Except for the fees referred to in section 3 and except for a placement fee payable to CIBC Oppenheimer Corp. in the amount of $1,050,000, no broker's or finder's fee or commission has been paid or will be payable by the Company with respect to the offer, issue and sale of the Notes or the Warrants.

          5.21. DISCLOSURE. Neither this Agreement, the Private Placement Memorandum, the Annual Reports, the Form 10-K nor any other document, certificate or instrument delivered to you by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains (in each case, as of its date) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Company uniquely) known to the Company which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, operations, affairs, condition (financial or otherwise), properties or assets of the Company which has not been set forth in this Agreement or in the other documents, certificates and instruments delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Agreement.

          6. PURCHASER REPRESENTATIONS. 6.1. PURCHASE INTENT. You represent that you are purchasing the Notes and Warrants hereunder for your own account, not with a view to the distribution thereof or with any present intention of distributing or selling any of such Notes or Warrants except in compliance with the Securities Act and any applicable state securities laws, PROVIDED that the disposition of your property shall at all times be within your control.

          6.2. STATUS OF PURCHASER. You represent that you are an "accredited investor" within the meaning of Rule 502 of the Securities Act, with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Notes and Warrants and that you are capable of bearing the economic risks of such investment. You understand that no public market now exists for the Notes or the Warrants and there can be no assurance that a public market will ever exist for such securities. You represent that you have had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and an opportunity to review the Company's facilities.

          6.3. SOURCE OF FUNDS. You represent that all or a portion of the funds to be used by you to pay the purchase price of the Notes and Warrants consists of funds which do not constitute assets of any employee benefit plan and the remaining portion, if any, of such funds consists of funds which may be deemed to constitute assets of one or more specific employee benefit plans, complete and accurate information as to the identity of each of which you have delivered to the Company. As used in this section 6.3, the terms "employee benefit plan" and "government plan" shall have the respective meanings assigned to such terms in section 3 of ERISA.

          7. ACCOUNTING; FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with generally accepted accounting principles, and will accrue, and will cause each of its Subsidiaries to accrue, all such liabilities as shall be required by generally accepted accounting principles. The Company will deliver (in duplicate) to you, so long as you shall be entitled to purchase Notes under this Agreement or you or your nominee shall be the holder of any Notes, and to each other holder of any Notes:

          (a) not later than two business days following the earlier to occur of (i) the forty-fifth day after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company and (ii) the date of the filing thereof with the Securities and Exchange Commission, consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a principal financial officer of the Company as presenting fairly, in accordance with generally accepted accounting principles (except for the absence of notes thereto) applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments; PROVIDED that so long as the Company is subject to the reporting provisions of the Exchange Act, the timely filing (including all permissible extension periods provided under Rule 12b-25 under the Exchange Act) and the delivery of copies of the Company's quarterly report on Form 10-Q or 10-QSB for such period will satisfy the requirements of this paragraph (a);

          (b) not later than two business days following the earlier to occur of (i) the ninetieth day after the end of each fiscal year of the Company and (ii) the date of the filing thereof with the Securities and Exchange Commission, consolidated balance sheets of the

     Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Ernst & Young L.L.P. or other "Big Five" independent public accountants, which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; PROVIDED that so long as the Company is subject to the reporting provisions of the Exchange Act, the timely filing (including all permissible extension periods provided under Rule 12B-25 under the Exchange Act) and the delivery of copies of the Company's annual report on Form 10-K or Form 10-KSB for such period will satisfy the requirements of this paragraph (b);

          (c) together with each delivery of financial statements pursuant to subdivisions (a) and (b) of this section 7, an Officers' Certificate (i) stating that the signers have reviewed the terms of this Agreement and of the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto, and (ii) demonstrating in reasonable detail compliance during and at the end of such accounting period with the restrictions contained in sections 10.1, 10.2 and 10.3;

          (d) together with each delivery of financial statements pursuant to subdivision (b) of this section 7, a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and of the Notes as they relate to accounting matters and that such review is sufficient to enable them to make the statement referred to in clause (iii) of this subdivision (d) (it being understood that no special audit procedures, other than those required by generally accepted auditing standards, shall be required), (ii) stating whether, in the course of their audit examination, they obtained knowledge (and whether, as of the date of such written statement, they have knowledge) of the existence of any condition or event which constitutes an Event of Default or Potential Event of Default, and, if so, specifying the nature and period of existence thereof, and (iii) stating that they have examined the Officers' Certificate delivered in connection therewith pursuant to subdivision (c) of this section 7 and that the matters set forth in such Officers' Certificate pursuant to clauses (ii) and (iii) of such subdivision (c) have been properly stated in accordance with the terms of this Agreement;

          (e)  in addition to the financial statements required by subdivisions
     (a) and (b) of this section 7.1, within 30 days after the end of each month, consolidated balance sheets of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such month and (in the case of the second through twelfth month of the fiscal year) for the period from the beginning of the current fiscal year to the end of such month, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a principal financial officer of the Company as having been prepared in accordance with generally accepted accounting principles (except for the absence of notes thereto) applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, subject to changes resulting from normal year-end audit adjustments;

          (f) promptly upon receipt thereof, copies of all final reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the books of the Company or any Subsidiary made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

          (g) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its public security holders, of all regular and periodic reports and all registration statements and prospectuses filed by the Company or any Subsidiary with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions, and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company or its Subsidiaries;

          (h) within two business days following any principal officer of the Company or any other officer of the Company involved in its financial administration obtaining knowledge of any condition or event which constitutes an Event of Default or Potential Event of Default, or that the holder of any Note has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement or that any Person has given any notice to the Company or any Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in section 11(f), an Officers' Certificate describing the same and the period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto;

          (i) within two business days following any principal officer of the Company or any other officer of the Company involved in its financial administration obtaining knowledge of the occurrence of any (i) "reportable event", as such term is defined in section

     4043 of ERISA, or (ii) non-exempt "prohibited transaction", as such term is defined in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company has taken, is taking and proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto, PROVIDED that, with respect to the occurrence of any "reportable event" as to which the PBGC has waived the 30-day reporting requirement, such written notice need be given only at the time notice is given to the PBGC; and

          (j) with reasonable promptness, such other financial reports and information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested.

          8. INSPECTION; CONFIDENTIALITY. 8.1. INSPECTION. The Company will permit any authorized representatives designated by you, so long as you shall be entitled to purchase Notes under this Agreement or you or your nominee shall be the holder of any Notes, or by any other holder of at least 5% of the original principal amount of the Notes, without expense to the Company, to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times and as often as may be reasonably requested.

          8.2. CONFIDENTIALITY. You agree that you will not disclose without the prior consent of the Company (other than to your employees, officers, directors, advisors, auditors or counsel or to another holder of the Notes) any information with respect to the Company or any Subsidiary which is furnished pursuant to section 7 or this section 8 and which is designated by the Company to you in writing as confidential, PROVIDED that you may disclose any such information (a) as has become generally available to the public, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors,

(c) as may be required in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to you or (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes by you who has, prior to your disclosure of information to such transferee, agreed to be bound by the terms of this section 8.2 as if such transferee were a party to this Agreement.

          9.  PREPAYMENT OF NOTES.  9.1.  OPTIONAL PREPAYMENTS WITH PREMIUM.
The Company may, at its option, upon notice as provided in section 9.4, prepay at any time all, or from time to time any part (in an amount of at least $1,000,000 in the aggregate or an integral multiple of $1,000 in excess thereof) of, the Notes at the principal amount so prepaid, plus the premium determined in accordance with 9.3.

          9.2. CONTINGENT PREPAYMENTS UPON CHANGE OF CONTROL. In the event of the occurrence of a Change of Control, the Company shall give prompt written notice thereof to each holder of the Notes, by facsimile transmission or registered mail (and shall confirm such notice by prompt telephonic advice to an investment officer of each such holder), which notice shall contain a written, irrevocable offer by the Company to prepay, on a date specified in such notice (which date shall be not less than 30 days and not more than 60 days after the date of such notice), the Notes held by such holder in full (and not in part). Upon the acceptance of such offer by such holder mailed to the Company at least 10 days prior to the date of prepayment specified in the Company's offer, such prepayment shall be made at the principal amount of the Notes so prepaid, plus a premium equal to 1.0% of the principal amount of the Notes so prepaid. Any offer by the Company to prepay the Notes pursuant to this section 9.2 shall be accompanied by an Officers' Certificate certifying that the conditions of this section 9.2 have been fulfilled and specifying the particulars of such fulfillment. If the holder of any Notes shall accept such offer, the principal amount of such Notes shall become due and payable on the date specified in such offer. In the event that there shall have been a partial prepayment of the Notes under this section 9.2, the Company shall promptly give notice to the holders of the Notes, accompanied by an Officers' Certificate setting forth the principal amount of each of the Notes that was prepaid and specifying how each such amount was determined.

          9.3. PREMIUM TABLE. For the purposes of sections 9.1, 9.2 and 11, whenever a premium is required to be paid upon prepayment of any Note, or upon the acceleration of the maturity of any Note, the applicable premium shall be determined in accordance with the following table, depending upon the period in which the date fixed for such prepayment, or the date of such acceleration, occurs:

                 12-Month Period
            Commencing August 25, 1998                    Premium
            --------------------------                    -------
                       1998                          Make-Whole Premium
                       1999                          Make-Whole Premium
                       2000                                 6.0%
                       2001                                 3.0%
                       2002                                 0.0%

          9.4. NOTICE OF OPTIONAL PREPAYMENTS; OFFICERS' CERTIFICATE. The Company will give each holder of any Notes written notice of each optional prepayment under section 9.1 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, in each case specifying such date, the aggregate principal amount of the Notes to be prepaid, the principal amount of each Note held by such holder to be prepaid, and the premium, if any, applicable to such prepayment. Such notice shall be accompanied by an Officers' Certificate certifying that the conditions of such section have been fulfilled and specifying the particulars of such fulfillment.

          9.5. ALLOCATION OF PARTIAL PREPAYMENTS. In the case of each partial prepayment paid or to be prepaid (except a prepayment pursuant to section 9.2 of the Notes held by some but not all holders), the principal amount of the Notes to be prepaid shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion.

          9.6. MATURITY; SURRENDER, ETC. In the case of each prepayment, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

          9.7. ACQUISITION OF NOTES. The Company will not, and will not permit any Subsidiary or Affiliate to, purchase, redeem or otherwise acquire, directly or indirectly, any Note except upon the payment or prepayment thereof in accordance with the terms of this Agreement and such Note or pursuant to a purchase offer made pro rata to all of the holders of the Notes.

          10. BUSINESS AND FINANCIAL COVENANTS. The Company covenants that from the date of this Agreement through the Closing and thereafter so long as any of the Notes are outstanding:

          10.1. DEBT. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except that the Company and any Subsidiary may become and remain liable with respect to Debt if, on the date the Company or such Subsidiary becomes liable with respect to such Debt and immediately after giving effect thereto and to the concurrent retirement of any other Debt, the Company would be in compliance with all of the terms of section 10.2 as if compliance with the terms of section 10.2 were determined as of such date.

          For the purposes of this section 10.1, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Debt at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Debt shall be deemed to have incurred such Debt at the time of such extension, renewal or refunding.

          10.2. FINANCIAL COVENANTS. (a) LIMITATION ON SENIOR SECURED FUNDED DEBT. The Company will not permit the ratio of (i) Senior Secured Funded Debt as of each date listed in the table below, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on such date, to be greater than the ratio set forth opposite such date in the table below:

          Quarter End Date                                Ratio
          ----------------                                -----
         September 30, 1998                            3.75 to 1.0
         December 31, 1998                             3.00 to 1.0
         March 31, 1999                                3.00 to 1.0
         June 30, 1999                                 3.00 to 1.0
         September 30, 1999                            3.00 to 1.0
         December 31, 1999                             3.00 to 1.0
         March 31, 2000                                2.50 to 1.0
         June 30, 2000                                 2.50 to 1.0
         September 30, 2000                            2.50 to 1.0
         December 31, 2000                             2.50 to 1.0
         March 31, 2001                                2.50 to 1.0
         and thereafter

          (b) LIMITATION ON TOTAL FUNDED DEBT. The Company will not permit the ratio of (i) total Funded Debt as of each date listed in the table below, to
(ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on such date, to be greater than the ratio set forth opposite such date in the table below:

          Quarter End Date                                Ratio
          ----------------                                -----
         September 30, 1998                            7.00 to 1.0
         December 31, 1998                             5.00 to 1.0
         March 31, 1999                                5.00 to 1.0
         June 30, 1999                                 4.50 to 1.0
         September 30, 1999                            4.50 to 1.0
         December 31, 1999                             4.50 to 1.0
         March 31, 2000                                3.50 to 1.0
         June 30, 2000                                 3.50 to 1.0
         September 30, 2000                            3.50 to 1.0
         December 31, 2000                             3.50 to 1.0
         March 31, 2001                                3.50 to 1.0
         June 30, 2001                                 3.50 to 1.0
         September 30, 2001                            3.50 to 1.0
         December 31, 2001                             3.50 to 1.0
         March 31, 2002                                3.50 to 1.0
         June 30, 2002                                 3.50 to 1.0
         September 30, 2002                            3.00 to 1.0
         and thereafter

          (c) MINIMUM INTEREST COVERAGE. The Company will not permit the ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on each date listed in the table below, to (ii) Interest Expense for such period, to be less than the ratio set forth opposite such date in the table below:

          Quarter End Date                                Ratio
          ----------------                                -----
         September 30, 1998                            1.60 to 1.0
         December 31, 1998                             2.00 to 1.0
         March 31, 1999                                2.50 to 1.0
         June 30, 1999                                 2.50 to 1.0
         September 30, 1999                            2.50 to 1.0
         December 31, 1999                             2.50 to 1.0
         March 31, 2000                                2.50 to 1.0
         June 30, 2000                                 2.50 to 1.0
         September 30, 2000                            2.50 to 1.0
         and thereafter

          (d) LIMITATION ON CAPITAL EXPENDITURES. The Company will not make or commit to make any Capital Expenditure if the amount thereof, taken together with all other Capital Expenditures made by the Company during the then fiscal year, would exceed $17,500,000.

          10.3. LIENS, ETC. The Company will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, except:

          (a) Liens for taxes, assessments or other governmental charges the payment of which is not at the time required by section 10.10;

          (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by section 10.10;

          (c) Liens (other than any Lien imposed by ERISA or the Code in connection with a Plan) incurred or deposits made (i) in connection with workers' compensation, unemployment insurance and other types of social security, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

          (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

          (e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any Subsidiary;

          (f) Liens incurred to secure the Debt (other than subordinated Debt) of the Company outstanding in compliance with section 10.1; and

          (g) Liens existing on the date of this Agreement and securing the Debt of the Company and its Subsidiaries referred to in the first and third items of Schedule B-2.

For the purposes of this section 10.3, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Debt secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.

          10.4. INVESTMENTS, GUARANTIES, ETC. The Company will not, and will not permit any Subsidiary to, directly or indirectly make or own any Investment in any Person, or create or become or be liable with respect to any Guaranty, except:

          (a)  the Company and its Subsidiaries may make and own Investments in

               (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof maturing within one year from the date of acquisition thereof,

               (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at any date of determination the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.,

               (iii) commercial paper maturing no more than 270 days from the date of creation thereof and having as at any date of determination the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.,

               (iv) certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, each having as at any date of determination combined capital and surplus of not less than $300,000,000 ("Permitted Banks") or a foreign branch thereof,

               (v) bankers' acceptances eligible for rediscount under requirements of The Board of Governors of the Federal Reserve System and accepted by Permitted Banks,

               (vi)  obligations of the type described in clauses (i) through
          (iv) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or a Permitted Bank as counterparty pursuant to a repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Company and its

          Subsidiaries by a custodian which is a Permitted Bank and which is not the counterparty to the repurchase agreement in question, and

               (vii) the securities of any investment company registered under the Investment Company Act of 1940 which is a "money market fund" within the meaning of regulations of the Securities and Exchange Commission, or an interest in a pooled fund maintained by a Permitted Bank having comparable investment restrictions;

          (b) the Company and its Wholly-Owned Subsidiaries may make and own Investments in any Wholly-Owned Subsidiary or any Person which simultaneously therewith becomes a Wholly-Owned Subsidiary, if such Wholly-Owned Subsidiary or such Person is a corporation organized under the laws of the United States or any state thereof or the District of Columbia or Canada or Mexico and substantially all of whose assets are located and substantially all of whose business is conducted within the United States, Canada or Mexico (subject to section 10.17);

          (c) the Company and its Subsidiaries may continue to own their respective Investments in Persons listed on Schedule E;

          (d) the Company's Subsidiaries may become and remain liable with respect to Guaranties of the Notes set forth in the Guaranty Agreement; and

          (e) the Company's Subsidiaries may become and remain liable with respect to Guaranties of Debt of the Company outstanding under subdivisions
     (b) and (d) of section 10.11.

Notwithstanding the foregoing, no Guaranty shall be permitted by this section
10.4 unless either the maximum dollar amount of the obligation being guaranteed is readily ascertainable by the terms of such obligation or the agreement or instrument evidencing such Guaranty specifically limits the dollar amount of the maximum exposure of the guarantor thereunder.

          10.5. RESTRICTED PAYMENTS. The Company will not, and will not permit any Subsidiary to, directly or indirectly declare, order, pay, make or set apart any sum or property for any Restricted Payment unless, immediately after giving effect to any such proposed action:

          (a) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default; and

          (b) the aggregate amount of all sums and property included in all Restricted Payments directly or indirectly declared, ordered, paid, made or set apart by the Company during the period from the Closing Date to and including the date of such proposed action shall not exceed (x) $1,000,000 or (y) 25% (but, in the case of a deficit, 100%) of Consolidated Net Income for such period, whichever is greater.

          10.6. TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) material to the Company or any of its Subsidiaries (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service) with any Affiliate of the Company, except upon fair and reasonable terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which might be obtained, in the good faith judgment of the Company, in an arm's length transaction at the time from Persons which are not such an Affiliate.

          10.7. CONSOLIDATION, MERGER, SALE OF ASSETS, ETC. The Company will not, and will not permit any Subsidiary to, directly or indirectly,

          (a) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, except that:

               (i) any Subsidiary may consolidate with or merge into the Company or a Wholly-Owned Subsidiary if the Company or such Wholly-Owned Subsidiary, as the case may be, shall be the surviving corporation and if, immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default or Potential Event of Default;

               (ii) any corporation (other than a Subsidiary) may consolidate with or merge into the

          Company if the Company shall be the surviving corporation and if, immediately after giving effect to such transaction, (x) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default, (y) substantially all of the assets of the Company shall be located and substantially all of its business shall be conducted within the United States, Canada and Mexico (subject to section 10.17), and (z) the Company could incur at least $1.00 of additional Debt in compliance with section 10.1;

               (iii) any corporation may consolidate with or merge into any Subsidiary, or any Subsidiary may consolidate with or merge into another corporation, if the surviving corporation shall be a Wholly-Owned Subsidiary following the consolidation or merger, and if, immediately after giving effect to the transaction, (x) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default, (y) substantially all of the assets of such Wholly-Owned Subsidiary shall be located and substantially all of its business shall be conducted within the United States, Canada and Mexico (subject to section 10.17), and (z) the Company could incur at least $1.00 of additional Debt in compliance with section 10.1; and

               (iv) the Company may consolidate with or merge into any other corporation if (x) the surviving corporation is a corporation organized and existing under the laws of the United States of America or a state thereof or Canada, with substantially all of its assets located and substantially all of its business conducted within the United States, Canada and Mexico (subject to section 10.17), (y) such corporation expressly assumes, by an agreement satisfactory in substance and form to the holders of more than 60% of the Notes outstanding (subject to section 15.4) (which agreement may require the delivery in connection with such assumption of such opinions of counsel as such holders may reasonably require), the obligations of the Company under this Agreement and under the Notes, (z) immediately after giving effect to such transaction (and such assumption)

          (a) such corporation shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement on the date of such transaction, (b) such corporation could incur at least $1.00 of additional Debt in compliance with section 10.1 and (c) no condition or event shall exist which constitutes an Event of Default or a Potential Event of Default; or

          (b) sell, lease, abandon or otherwise dispose of all or substantially all its assets, except that:

               (i) any Subsidiary may sell, lease or otherwise dispose of all or substantially all its assets to the Company or a Wholly-Owned Subsidiary;

               (ii) the Company may sell, lease or otherwise dispose of all or substantially all its assets to any corporation into which the Company could be consolidated or merged in compliance with subdivision (a)(iv) of this section 10.7, PROVIDED that (x) each of the conditions set forth in such subdivision (a)(iii) shall have been fulfilled, and (y) no such disposition shall relieve the Company from its obligations under this Agreement or the Notes; or

          (c) sell, lease, abandon or otherwise dispose of any of its assets (except in a transaction permitted by subdivision (b) or (d) of this section 10.7), except that (i) the Company and its Subsidiaries may sell their goods in the ordinary course of business, (ii) the Company and its Subsidiaries may dispose of obsolete equipment in the ordinary course of business and (iii) the Company may sell the capital stock or all or substantially all of the assets of its Subsidiary Aspen Consulting, Inc.; or

          (d) enter into, or permit any of its Subsidiaries to enter into, any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Debt pursuant to section 10.1 in an amount equal to the capitalized amount in respect of such transaction that would appear on the balance sheet of the Company in accordance with generally accepted accounting principles relating to such sale and leaseback transaction and (b) incurred a Lien to secure such Debt pursuant to the provisions of section 10.3 hereof, and
     (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the holders of the Notes) of the property that is the subject of such sale and leaseback transaction.

          10.8. SUBSIDIARY STOCK AND INDEBTEDNESS. The Company will not, and will not permit any Subsidiary to:

          (a) directly or indirectly sell, assign, pledge or otherwise dispose of any shares of stock of (or warrants, rights or options to acquire stock of) any Subsidiary except to a Wholly-Owned Subsidiary or a corporation that becomes a Wholly-Owned Subsidiary upon consummation of the transaction, or as directors' qualifying shares if required by applicable law;

          (b) permit any Subsidiary directly or indirectly to sell, assign, pledge or otherwise dispose of any shares of stock of (or warrants, rights or options to acquire stock of) any other Subsidiary, except to the Company or a Wholly-Owned Subsidiary or as directors' qualifying shares if required by applicable law;

          (c) permit any Subsidiary to have outstanding any shares of Preferred Stock other than shares of Preferred Stock which are owned by the Company or a Wholly-Owned Subsidiary; or

          (d) permit any Subsidiary directly or indirectly to issue or sell (including, without limitation, in connection with a merger or consolidation of a Subsidiary otherwise permitted by section 10.7(a)) any shares of its stock (or warrants, rights or options to acquire its stock) except to the Company, a Wholly-Owned Subsidiary or a corporation that becomes a Wholly-Owned Subsidiary upon consummation of the transaction, or as directors' qualifying shares if required by applicable law.

          10.9. CORPORATE EXISTENCE, ETC.; BUSINESS. The Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises deemed material to its business, and those of each of its Subsidiaries, except as otherwise specifically permitted by section 10.7 and except that the corporate existence of any Subsidiary may be terminated if, in the good faith judgment of the Board, such termination is in the best interest of the Company and is not disadvantageous to the holders of the Notes. The Company will not, and will not permit any Subsidiary to, engage in any business other than the business of developing, marketing and selling proprietary biological and traditional chemical products for application to turf and crop problems in the golf and agriculture industries, and other activities incidental or related to such business.

          10.10. PAYMENT OF TAXES AND CLAIMS. The Company will, and will cause each Subsidiary to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any of its properties or assets, PROVIDED that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

          10.11. COMPLIANCE WITH ERISA. The Company will not, and will not permit any Subsidiary to,

          (a) engage in any transaction in connection with which the Company or any Subsidiary could be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, terminate or withdraw from any Plan (other than a Multiemployer Plan) in a manner, or take any other action with respect to any such Plan (including, without limitation, a substantial cessation of operations within the meaning of section 4062(e) of ERISA), which could result in any liability of the Company or any Subsidiary to the PBGC or to a trustee appointed under section 4042(b) or (c) of ERISA, incur any liability on account of a termination of a Plan under section 4064 of ERISA, fail to make full payment when due of all amounts which, under the provisions of any Plan, the Company or any Subsidiary is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a Multiemployer Plan), if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on the Company or any of its Subsidiaries;

          (b) permit the present value of all vested accrued benefits under all Plans maintained at such time by the Company and any Subsidiary (other than Multiemployer Plans) guaranteed under Title IV of ERISA to exceed the current value of the assets of such Plans allocable to such vested accrued benefits by more than $1,000,000;

          (c) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Company and its Subsidiaries to exceed $1,000,000; or

          (d) permit the sum of (i) the amount by which the current value of all vested accrued benefits referred to in subdivision (b) of this section
     10.11 exceeds the current value of the assets referred to in such subdivision (b) and (ii) the amount of the aggregate incurred withdrawal liability referred to in subdivision (c) of this section 10.11 to exceed $1,000,000.

For the purposes of subdivisions (c) and (d) of this section 10.11, the amount of the withdrawal liability of the Company and its Subsidiaries at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof as to which the Company reasonably believes, after appropriate consideration of possible adjustments arising under sections 4219 and 4221 of ERISA, it and its Subsidiaries will have no liability, PROVIDED that the Company shall obtain prompt written advice from independent actuarial consultants supporting such determination.

          10.12. MAINTENANCE OF PROPERTIES; INSURANCE. The Company will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to make any repairs, renewals, or replacements would not have a material adverse effect on the Company. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, PROVIDED that such self-insurance is in accord with the approved practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance.

          10.13. ADDITIONAL GUARANTIES. The Company shall cause any Person that hereafter becomes a Subsidiary of the Company to execute and deliver to the holders of the Notes a Guaranty Agreement with respect to the obligations of the Company hereunder and under the Notes, substantially in the form of Exhibit D, with such changes to such form as may be appropriate to reflect the identity and circumstances of the guarantor.

          10.14. OTHER LOAN AGREEMENTS. The Company will not enter into any amendment or modification of the Credit Agreement that would:

          (a) accelerate the amount or the time of any prepayment or payment of the principal amount of Debt outstanding under the Credit Agreement; or

          (b) provide for per annum interest rates payable on the Debt outstanding under the Credit Agreement at any time in excess of 2.00% over the per annum interest rates that would otherwise be payable on such Debt at such time in accordance with the applicable provisions of the Credit Agreement as in effect on the Closing Date; or

          (c) reduce the commitment of the lenders under the Credit Agreement to provide revolving credit loans to the Company or it Subsidiaries (excluding a voluntary reduction by the Company of the revolving credit commitment pursuant to the terms of the Credit Agreement);

without, in each case, obtaining the prior written consent to such amendment or change of the holders of more than 60% in principal amount of the Notes outstanding (subject to section 15.4).

          10.15. RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not permit any Subsidiary to, create or otherwise permit to exist any restriction on the ability of any Subsidiary to pay dividends or make any other distributions on its capital stock or any other interest in its profits owned by the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, other than restrictions contained in the Credit Agreement as in effect on the date of this Agreement.

          10.16. USE OF PROCEEDS. The Company will apply the proceeds of the sale of the Notes and Warrants, simultaneously with the Closing, (a) to the repayment in full of the Company's existing revolving credit facility, term loan and other bank debt, and certain promissory notes, in the aggregate amount of approximately $12,000,000, (b) to the payment of fees and expenses incurred in connection with the offering and sale of the Notes and Warrants in the aggregate amount of approximately $1,250,000 and (c) the balance to working capital needs.

          10.17. NON U.S. ASSETS. Not more than 10% of the assets of the Company and its Subsidiaries will be owned at any time by Subsidiaries that are not domiciled in the United States.

          11. EVENTS OF DEFAULT; ACCELERATION. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

          (a) if the Company shall default in the payment of any principal of or premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) if the Company shall default in the payment of any interest on any Note for more than five days after the same becomes due and payable; or

          (c) if the Company shall default in the performance of or compliance with any term contained in sections 10.2, 10.5 and 10.7; or

          (d) if the Company shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in this section 11 and such default shall not have been remedied within 30 days after such failure shall first have become known to any officer of the Company or written notice thereof shall have been received by the Company from any holder of any Note; or

          (e) if any representation or warranty made in writing by or on behalf of the Company in this Agreement or in any instrument furnished in compliance with this Agreement shall prove to have been false or incorrect in any material respect on the date as of which made; or

          (f) if the Company or any Subsidiary shall default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $500,000 (other than the Notes), or if any event shall occur or condition shall exist in respect of any such Debt which is outstanding in a principal amount of at least $500,000 or under any evidence of any such Debt or of any mortgage, indenture or other agreement relating thereto, and as a result of such default, event or condition the holder or holders of such Debt shall have caused the acceleration of the payment of such Debt before its regularly scheduled dates of payment; or

          (g) Any Guaranty Agreement shall be unenforceable or shall cease to be in full force and effect as to any Subsidiary; or

          (h) if a final judgment or judgments shall be rendered against the Company or any Subsidiary for the payment of money in excess of $500,000 (in excess of insurance coverage) in the aggregate and any one of such judgments shall not be discharged or execution thereon stayed pending appeal, within 60 days after entry thereof, or, in the event of such a stay, such judgment shall not be discharged within 60 days after such stay expires; or

          (i) if the Company or any Subsidiary shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors,
     (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) be adjudicated insolvent or (vi) take corporate action for the purpose of any of the foregoing; or

          (j) if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary, or if any petition for any such relief shall be filed against the Company or a Subsidiary and such petition shall not be dismissed within 60 days;

then, (x) upon the occurrence of any Event of Default described in subdivision
(i) or (j) of this section 11 with respect to the Company (other than such an Event of Default described in clause (i) of subdivision (i) or described in clause (vi) of subdivision (i) by virtue of the reference in such clause (vi) to such clause (i)), the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable or (y) upon the occurrence of any other Event of Default, any holder or holders of more than 60% in principal amount of the Notes at the time outstanding (subject to section 15.4) may at any time (unless all defaults shall theretofore have been remedied) at its or their option, by written notice or notices to the Company, declare all the Notes to be due and payable, whereupon the Notes shall forthwith mature and become due and payable, together with interest accrued thereon; and, in the case of any Event of Default described in this section 11, there shall also be due and payable, to the extent permitted by applicable law, a premium equal to the Default
Premium, all without presentment, demand, protest or notice, which are hereby waived; PROVIDED that during the existence of an Event of Default described in subdivision (a) or (b) of this section 11, then, irrespective of whether the holder or holders of more than 60% in principal amount of Notes then outstanding shall have declared all the Notes to be due and payable pursuant to this section 11, any holder of the Notes may, at its option, by notice in writing to the Company, declare the Notes then held by such holder to be due and payable, whereupon the Notes then held by such holder shall forthwith mature and become due and payable, together with interest accrued thereon and, to the extent permitted by applicable law, a Default Premium, without presentment, demand, protest or notice, all of which are hereby waived.

          At any time after the principal of, and interest accrued on, any or all of the Notes are declared due and payable, the holders of not less than 60% in aggregate principal amount of the Notes then outstanding (subject to section 15.4), by written notice to the Company may rescind and annul any such declaration and its consequences if (x) the Company has paid all overdue interest on the Notes, the principal of and premium, if any, on any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue principal and premium and (to the extent permitted by applicable law) any overdue interest in respect of the Notes at the rate of 14% per annum, (y) all Events of Default, other than non-payment of amounts which have become due solely by reason of such declaration, and all conditions and events which constitute Events of Default or Potential Events of Default have been cured or waived pursuant to section 19, and (z) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement; but no such rescission and annulment shall extend to or affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

          12. REMEDIES ON DEFAULT, ETC. In case any one or more Events of Default or Potential Events of Default shall occur and be continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any principal of or premium, if any, or interest on any Note, the Company will pay to the holder thereof such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

          13. SUBORDINATION OF SUBORDINATED NOTES. 13.1. GENERAL. The Notes and any obligation with respect to any Guaranty of the Notes (the "Subordinated Debt") shall be subordinate and junior in right of payment to all Superior Debt (as defined in section 13.2) to the extent and in the manner provided in this section 13.

          13.2. SUPERIOR DEBT. As used in this section 13, the term "Superior Debt" shall mean (a) all principal of and interest on Debt of the Company outstanding from time to time under the Credit Agreement and all fees, expenses, reimbursements and other amounts payable by the Company or any Subsidiary under the Credit Agreement and any obligation with respect to any Guaranty of any such amounts, and (b) other Debt of the Company outstanding in compliance with section 10.1 other than (i) Debt which by its terms is subordinated to any other Debt of the Company and (ii) Debt outstanding between the Company and any Affiliate of the Company or between any Subsidiary and another Subsidiary or Affiliate of the Company. The Superior Debt shall continue to be Superior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Superior Debt or extension or renewal of the Superior Debt.

          13.3. BLOCKAGE OF PAYMENTS ON SUBORDINATED DEBT. (a) SUPERIOR DEBT PAYMENT DEFAULT. In the event that the Company shall default in the payment of any principal of, premium, if any, or interest on, or any fees in respect of, any Superior Debt when the same shall have become due and payable, whether at maturity, at a date fixed for prepayment or otherwise, then, unless and until such default shall have been cured or waived in a writing received by the Company or shall have ceased to exist or all such payments shall have been made in full or the stated maturity of the Superior Debt shall have been accelerated, no direct or indirect payment or distribution of any kind or character (in cash, securities (except securities which are subordinate and junior in right of payment to the payment of Superior Debt at least to the extent provided in this section 13) or other property or otherwise) shall be made or agreed to be made on or in respect of any Subordinated Debt. All payments in respect of the Subordinated Debt postponed under this section 13.3(a) shall be immediately due and payable upon the termination of such postponement (together with such additional interest as is provided herein and in the Notes for late payment of principal, premium or interest); the remittance in full of such payments by the Company in accordance with the terms of this Agreement and the acceptance thereof by the holders of the Notes shall be deemed to constitute a cure by the Company and a waiver by the holders of the Notes of any Event of Default that existed immediately prior to such remittance and acceptance to the extent that such Event of Default existed solely as a consequence of the previous non-payment of such postponed payments during such period of postponement.

          (b) ACCELERATION OF SUPERIOR DEBT. In the event that the holders of any Superior Debt shall declare such Superior Debt to be due and payable prior to its stated maturity in accordance with the Superior Debt Agreement, no payment or distribution of any kind or character (whether in cash, securities (except securities which are subordinate and junior in right of payment to the payment of Superior Debt at least to the extent provided in this section 13) or other property) shall be made on or in respect of any Subordinated Debt, and no holder of Subordinated Debt shall take or receive from the Company, directly or indirectly, in cash, securities (except such subordinated securities) or other property or by way of set-off or in any other manner, payment of all or any of the Subordinated Debt until the earlier of (i) the payment in full of such Superior Debt or (ii) the rescission or termination of such declaration by the appropriate majority of holders of Superior Debt, as required under the Superior Debt Agreement, or as otherwise provided for in the Superior Debt Agreement or effected by operation of applicable law. All payments in respect of the Subordinated Debt postponed under this section 13.3(b) shall be immediately due and payable upon the termination of such postponement (together with such additional interest as is provided herein and in the Notes for late payment of principal, premium or interest); the remittance in full of such payments by the Company in accordance with the terms of the this Agreement and the acceptance thereof by the holders of the Notes shall be deemed to constitute a cure by the Company and a waiver by the holders of the Notes of any Event of Default that existed immediately prior to such remittance and acceptance to the extent that such Event of Default existed solely as a consequence of the previous non-payment of such postponed payments during such period of postponement.

          (c) SUPERIOR DEBT EVENT OF DEFAULT. In the event and during the continuance of any "Event of Default" (after the expiration of any grace period in respect thereof and the giving of any notice with respect thereto) under, and as defined in, the Superior Debt Agreement (a "Superior Debt Event of Default") and before the declaration of the Superior Debt to be due and payable prior to its stated maturity, the holders of such Superior Debt acting through an agent or otherwise may give to the Company written notice referring to the Notes and this Agreement and specifying that it is a notice of a Superior Debt Event of Default (a "Superior Debt Event of Default Notice") and, thereafter, no payment or distribution of any kind or character (whether in cash, securities (except securities which are subordinate and junior in right of payment to the payment of Superior Debt at least to the extent provided in this section 13) or other property) shall be made on or in respect of any Subordinated Debt, and no holder of Subordinated Debt shall take or receive from the Company, directly or indirectly, in cash, securities (except such subordinated securities) or other property or by way of set-off or in any other manner, payment of all or any of the Subordinated Debt during the period (a "Superior Debt Event of Default Blockage Period") commencing on the date of receipt by the Company of such notice and ending on the earliest of (i) the date of the repayment in full of such Superior Debt, (ii) the date on which such Superior Debt shall have been declared due and payable prior to its stated maturity, (iii) the date on which such Superior Debt Event of Default shall have been cured or waived and written notice thereof received by the Company from the holders of the Superior Debt acting through an agent or otherwise, (iv) the date on which such holders of such Superior Debt, acting through an agent or otherwise, shall have delivered to the Company and each holder of Subordinated Debt a notice referring to the Notes and the immediately preceding Superior Debt Event of Default Notice and stating that such Superior Debt Event of Default Notice has been withdrawn, or (v) the 179th day following the giving of such Superior Debt Event of Default Notice pursuant to this section 13.3(c). Any number of Superior Debt Event of Default Notices may be given, PROVIDED that (w) only one Superior Debt Event of Default Notice may be given with respect to any single occurrence of a Superior Debt Event of Default, (x) no Superior Debt Event of Default Notice may be given in respect of any Superior Debt Event of Default that was continuing during a previous Superior Debt Event of Default Blockage Period,
(y) no Superior Debt Event of Default Notice shall be effective at any time to prevent any payment from being made by or on behalf of the Company for or on account of any Subordinated Debt (and any such Superior Debt Event of Default Notice shall be or become null and void ab initio) if, within the 360-day period ending immediately prior to the date on which such Superior Default Notice shall have been delivered to the Company and each holder of Subordinated Debt, a Superior Debt Event of Default Blockage Period was in effect for all or part of such period and (z) not more than five Superior Debt Event of Default periods may be imposed under this section 13.3(c) during the term of the Notes. All payments in respect of the Subordinated Debt postponed during any Superior Debt Event of Default Blockage Period shall be immediately due and payable upon the termination thereof (together with such additional interest at the default rate of interest provided in the Notes for late payment of principal, premium, or interest); the remittance in full of such payments by the Company in accordance with the terms of this Agreement and the acceptance thereof by the holders of the Notes shall be deemed to constitute a cure by the Company and a waiver by the holders of the Notes of any Event of Default that existed immediately prior to such remittance and acceptance to the extent that such Event of Default existed solely as a consequence of the previous non-payment of such postponed payments during such period of postponement.

          (d) ACCELERATION OF SUBORDINATED DEBT. In the event that any Subordinated Debt is declared due and payable before its stated maturity, then and in such event the holders of Superior Debt outstanding at the time such Subordinated Debt so becomes due and payable shall be entitled to receive payment in full on all amounts due or to become due on or in respect of such Superior Debt, before the Company may make, and before any holder of Subordinated Debt is entitled to receive, any payment or distribution of assets of the Company of any kind or character, whether in cash, securities (except securities which are subordinate and junior in right of payment to the payment of Superior Debt at least to the extent provided in this section 13) or other property on account of any Subordinated Debt. All payments in respect of the Subordinated Debt postponed under this section 13.3(d) shall be immediately due and payable upon the termination of such postponement (together with such additional interest as is provided herein and in the Notes for late payment of principal, premium or interest); the remittance in full of such payments by the Company in accordance with the terms of the this Agreement and the acceptance thereof by the holders of the Notes shall be deemed to constitute a cure by the Company and a waiver by the holders of the Notes of any Event of Default that existed immediately prior to such remittance and acceptance to the extent that such Event of Default existed solely as a consequence of the previous non-payment of such postponed payments during such period of postponement.

          (e) NOTICE BY COMPANY. The Company shall give prompt written notice to each holder of Subordinated Debt of its receipt of any notice received by it from any holder of Superior Debt (or any agent acting on its behalf) under this section 13.3. The Company shall include with each notice given to a holder of Subordinated Debt under this clause (e) a copy of the applicable notice received by the Company from any holder or holders of Superior Debt (or any agent acting on its or their behalf). All such notices and copies shall be delivered by the Company as provided for in section 20.

          13.4.  INSOLVENCY, ETC.  In the event of:

          (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors as such or its property,

          (b) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

          (c)  any assignment by the Company for the benefit of creditors, or

          (d)  any other marshaling of the assets of the Company,

all Superior Debt shall first be paid in full in cash or cash equivalents (or with other assets acceptable to the holders of the Superior Debt) before payment or distribution, whether in cash, securities or other property, shall be made to any holder of any Subordinated Debt on account of any Subordinated Debt. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this section 13 with respect to the Subordinated Debt, to the payment of all Superior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of Subordinated Debt shall be paid or delivered directly to the holders of Superior Debt in accordance with the priorities then existing among such holders until all Superior Debt (including any interest thereon accruing at the contract rate after the commencement of any such proceedings) shall have been paid in full in cash or cash equivalents (or with other assets acceptable to the holders of the Superior Debt). Each holder of Subordinated Debt shall duly and promptly take such action as is reasonably necessary to file appropriate claims or proofs of claims in any of the proceedings referred to above in this Section 13.4 and to execute and deliver such other instruments and take such other actions as may be reasonably necessary to prove or realize upon such claims and to have the proceeds of such claims paid as provided in this section 13.4, and, in the event any holder of Subordinated Debt shall not have made any such filing on or prior to the date 10 days before the expiration of the time for such filing or shall not have timely executed or delivered any such other instruments and taken such other actions, the holders of Superior Debt, acting through an agent or otherwise, are hereby irrevocably authorized and empowered (but shall have no obligation), as the agent and attorney-in-fact for such holder for the specific and limited purpose set forth in this paragraph, to file such proof of claim for or on behalf of such holder, execute and deliver such other instrument for or on behalf of such holder and take such other action as may be necessary under applicable law to collect any amounts due in respect of such claim in such proceeding. Anything contained in this paragraph notwithstanding, the right to vote any claim or claims in respect of any Subordinated Debt in connection with any proceedings referred to above in this section 13.4 is exclusively reserved to the holder of such Subordinated Debt.

          13.5. SUBORDINATED DEBT PAYMENTS AND REMEDIES. Nothing contained in this section 13 shall prevent the Company from making, or any holder of Subordinated Debt from accepting, at any time except as expressly provided in section 13.3 and section 13.4, payments of principal of (and premium, if any) or interest on the Notes and other payments in respect thereof in accordance with the terms thereof. Nothing contained in this section 13 is intended to or shall prevent any holder of Subordinated Debt from exercising any rights or remedies provided by applicable law, at equity, hereunder or under the Notes upon an Event of Default or Potential Event of Default, subject to the rights under the provisions of section 13.3 and section 13.4 of the holders of the Superior Debt to receive cash, securities or other property otherwise payable or deliverable to the holders of Subordinated Debt, PROVIDED that, the foregoing notwithstanding, no holder of Subordinated Debt may declare, or join in the declaration of, any Subordinated Debt to be due and payable prior to its stated maturity or otherwise accelerate the maturity of the principal of its Notes, accrued interest thereon or premium or other amounts due thereunder, or commence, or join in any commencement of, any administrative, legal or equitable action against the Company (except that the holders of Subordinated Debt may join in any bankruptcy or similar proceeding commenced or joined in by the holders of the Superior Debt), at any time during any period not in excess of 179 days in respect of which payment on the Subordinated Debt shall have been suspended pursuant to section 13.3(a) or section 13.3(c); for the avoidance of doubt, the holders of Subordinated Debt may take the actions referred to in the immediately preceding proviso at any time when any suspension period in respect of section 13.3(a) or section 13.3(c) shall exceed 179 days (or at any time when any such suspension period shall have ended if it shall have continued for less than 179 days).

          13.6. PAYMENTS AND DISTRIBUTIONS RECEIVED. If (a) any payment or distribution of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this section 13 with respect to Subordinated Debt, to the payment of all Superior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any holder of any Subordinated Debt in contravention of any of the terms hereof and before all the Superior Debt shall have been paid in full in cash or cash equivalents (or with other assets acceptable to the holders of the Superior Debt), and (b) any holder of such Superior Debt shall have notified such holders of Subordinated Debt, within 179 days of any such payment or distribution, of facts by reason of which such collection or receipt so contravenes this section 13, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Superior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Superior Debt remaining unpaid, to the extent necessary to pay all such Superior Debt in full in cash (or with other assets acceptable to the holders of the Superior Debt). If after any amount is delivered to the holders of Superior Debt pursuant to this section 13.6, whether or not such amount has been applied to the payment of Superior Debt, the outstanding Superior Debt shall thereafter be paid in full by the Company or otherwise than pursuant to this section 13.6, the holders of the Superior Debt shall return to such holders of Subordinated Debt an amount equal to the amount delivered to such holders of Superior Debt pursuant to this section 13.6 (net of the amount, if any, so applied to the payment of such Superior Debt).

          13.7. NO PREJUDICE OR IMPAIRMENT. No present or future holder of any Superior Debt shall be prejudiced in the right to enforce subordination of the Subordinated Debt by any act or failure to act on the part of the Company or the holders of the Subordinated Debt. Nothing contained herein shall impair, as between the Company and the holder of any Subordinated Debt, the obligation of the Company to pay to the holder thereof the principal thereof and interest thereon as and when the same shall become due and payable in accordance with the terms thereof and of this Agreement, or prevent the holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon a Potential Event of Default or Event of Default hereunder, all subject to the terms of this section 13 and the rights of the holders of the Superior Debt to receive cash, securities or other property otherwise payable or deliverable to the holders of Subordinated Debt.

          13.8. PAYMENT OF SUPERIOR DEBT, SUBROGATION, ETC. Upon the payment in full of all Superior Debt in cash (or with other assets acceptable to the holders of the Superior Debt), the holders of Subordinated Debt shall be subrogated to all rights of any holders of Superior Debt to receive any further payments or distributions applicable to the Superior Debt until the Subordinated Debt shall have been paid in full, and, for the purposes of such subrogation, no payment or distribution received by the holders of Superior Debt of cash, securities, or other property to which the holders of Subordinated Debt would have been entitled except for this section 13 shall, as between the Company and its creditors other than the holders of Superior Debt, on the one hand, and the holders of Subordinated Debt, on the other, be deemed to be a payment or distribution by the Company on account of Superior Debt.

          13.9. RELIANCE OF HOLDERS OF SUPERIOR DEBT. Each holder of Subordinated Debt by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Superior Debt, whether such Superior Debt was created or acquired before or after the creation of the Subordinated Debt, to acquire and hold, or to continue to hold, such Superior Debt, and such holder of Superior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Superior Debt.

          13.10. SECURITY. Each holder of Subordinated Debt agrees with and for the benefit of each holder of Superior Debt, but not with or for the benefit of the Company, that until the Superior Debt is paid in full, it will not take any action to obtain or accept, without the consent of the holders of Superior Debt, any Lien upon any assets of the Company or any of its Subsidiaries.

          13.11. CHANGES IN HOLDERS OF SUPERIOR DEBT. Upon the Company's being informed of any new holder of Superior

Debt, the Company shall promptly inform the holders of Subordinated Debt of the names and addresses of such new holders. Upon the Company's being informed of the change in the addresses of any holder or holders of Superior Debt, the Company shall promptly inform the holders of Subordinated Debt of the same.

          14. DEFINITIONS. As used herein the following terms have the following respective meanings:


          AFFILIATE: any Person directly or indirectly controlling or controlled by or under common control with the Company or any Subsidiary, including (without limitation) any Person beneficially owning or holding 10% or more of any class of voting securities of the Company or any Subsidiary or any other corporation of which the Company or any Subsidiary owns or holds 10% or more of any class of voting securities, PROVIDED that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and PROVIDED, FURTHER, that neither you nor any other Person which is an institution shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of ownership of the Notes or other securities issued in exchange for the Notes or by reason of having the benefits of any agreements or covenants of the Company contained in this Agreement.

          BOARD: the Board of Directors of the Company or a committee of three or more directors lawfully exercising the relevant powers of the Board.

          BUSINESS DAY: any day except a Saturday, a Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

          CAPITAL EXPENDITURE: any amount paid or incurred in connection with the purchase of real estate, plant, machinery, equipment or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) which would be required to be capitalized and shown on the consolidated balance sheet of the Company in accordance with generally accepted accounting principles; PROVIDED, HOWEVER, amounts paid or incurred in connection with Permitted Acquisitions and amounts paid or incurred pursuant to the San Diego Property Acquisition Agreement shall be excluded from Capital Expenditures.

          CAPITAL LEASE: as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on a balance sheet of such Person, other than, in the case of the Company or a Subsidiary, any such lease under which the Company or a Wholly-Owned Subsidiary is the lessor.

          CAPITAL LEASE OBLIGATION: with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with generally accepted accounting principles, appear on a balance sheet of such lessee in respect of such Capital Lease.

          CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

          CHANGE OF CONTROL: (a) the sale, lease or transfer of all or substantially all of the Company's assets to any Person or "group" (within the meaning of Section 13(d) of the Exchange Act (hereinafter a "Group")) together with any Affiliates thereof, (b) the liquidation of the Company, (c) the acquisition by any Person or Group, together with any Affiliates thereof, of in excess of 30% of the Voting Stock of the Company, or (d) the first day on which a majority of the members of the Board are not Continuing Directors.

          CODE: the Internal Revenue Code of 1986, as amended from time to time.

          COMMON STOCK:  the meaning specified in section 1.

          CONSOLIDATED EBITDA: for any period, without duplication, (i) Net Income, PLUS (ii) for such period, any Interest Expense deducted in the determination of Net Income; PLUS (iii) any income, ad valorem, and franchise taxes paid in cash and deducted in the determination of Net Income; PLUS (iv) amortization and depreciation and other non-cash charges deducted in the determination of Net Income for such period; PLUS (v) immaterial extraordinary losses, losses on sales of assets (other than sales of inventory in the ordinary course of business) and unrealized gains from changes in currency; plus (vi) non-recurring charges of the Company or its Subsidiaries for Permitted Acquisitions; minus (vii) the sum for such period of interest income, extraordinary gains, gains from sales of assets (other than sales of inventory in the ordinary course of business) and unrealized losses from changes in currency; PROVIDED that, if the Company or any of its Subsidiaries completes a Permitted Acquisition during any Reference Period, EBITDA for such Reference Period shall be reasonably determined on a pro forma basis, as if such Permitted Acquisition was completed on the first day thereof; and PROVIDED, FURTHER, that if the Company or any of its Subsidiaries completes the sale of the capital stock or all or substantially all of the assets of Aspen Consulting, Inc. during any Reference Period, then EBITDA attributable to Aspen Consulting, Inc. shall be excluded from the calculation of EBITDA for the Company on a pro forma basis.

          CONSOLIDATED NET EARNINGS: for any period, the net earnings of the Company for such period, determined in accordance with generally accepted accounting principles, excluding extraordinary items (such as financing charges related to the transactions contemplated by this Agreement).

          CONTINUING DIRECTOR: as of any date of determination, any member of the Board who (i) was a member of the Board on the date hereof or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          CREDIT AGREEMENT: the Credit Agreement, dated as of August 25, 1998, among the Company, Provident Bank, as Agent, and the lenders named therein, as amended from time to time hereafter.

          DEBT:  as applied to any Person (without duplication):

          (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed; and


          (b) any indebtedness secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; and


          (c) any indebtedness with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise; and


          (d) any indebtedness of any other Person of the character referred to in subdivision (a), (b) or (c) of this definition with respect to which the Person whose Debt is being determined has become liable by way of a Guaranty;


PROVIDED, that, at any time of determination, the term "Debt" shall not include any Earn Out Obligations unless and until, and then only to the extent that, it is then probable that such Earn Out Obligations will be payable in cash during the immediately following 365-day period.


          DEFAULT PREMIUM: with respect to the acceleration of the maturity of any Note, a premium determined in accordance with the following table, depending upon the date of such acceleration:

                 12-Month Period
            Commencing August 25, 1998                    Premium
            --------------------------                    -------
                       1998                          Make-Whole Premium
                       1999                          Make-Whole Premium
                       2000                                 6.0%
                       2001                                 3.0%
                       2002                                 0.0%

PROVIDED that, in the case of the periods commencing August 25, 1998 and 1999, the "Make-Whole Premium" will be calculated as if August 25, 2000 were the final maturity date of the Notes and a premium of 6% were payable on such maturity date.

          EARN OUT OBLIGATIONS: (a) the obligations of the Company under the agreements referenced in Schedule F and (b) any obligations of the Company or a Subsidiary of the Company incurred in connection with a Permitted Acquisition and the amount of which is based upon post-acquisition performance of the business or assets acquired from such Person in connection with the Permitted Acquisition, or the post-acquisition performance of a Subsidiary acquiring the business or assets in connection with the Permitted Acquisition or of the Company.

          ENVIRONMENTAL LAWS: Federal, state, provincial, local and foreign laws, rules and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time.

          EXCHANGE ACT: the Securities Exchange Act of 1934, as amended from time to time.

          EVENT OF DEFAULT:  the meaning specified in section 11.

          FUNDED DEBT: collectively, Senior Secured Funded Debt and all other Debt of the Company or a Subsidiary, in excess of $2,500,000, that is or should be, in accordance with generally accepted accounting principles, characterized as senior long-term Debt on a consolidated balance sheet of the Company and its Subsidiaries, including (a) Debt with a final maturity more than one year after the creation of thereof, (b) any portion thereof included in current liabilities and (c) Debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year, notwithstanding that any such debt may be payable on demand or within one year after the creation thereof; but excluding contingent reimbursement obligations with respect to any letter of credit issued for the account of the Company or a Subsidiary (unless, and to the extent, such reimbursement obligations mature as a result of any payment by the issuer of such letter of credit).

          GUARANTY: as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guaranty shall be equal to the outstanding principal amount of the obligation guaranteed.

          GUARANTY AGREEMENT: the Guaranty Agreement, dated as of August 25, 1998, executed and delivered by the United States Subsidiaries of the Company, substantially in the form of Exhibit D.

          INTEREST EXPENSE: for any period, the total amount of all charges for the use of funds (whether characterized as interest, debt service or otherwise) payable during such period with respect to all Debt of the Company or a Subsidiary for such period, including the amortization of debt discount and the amortization of all fees payable in connection with the incurrence of such Debt.

          INVESTMENT: as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Debt and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business. In computing the amount involved in any Investment at the time outstanding, (a) undistributed earnings of, and interest accrued in respect of Debt owing by, such other Person accrued after the date of such Investment shall not be included, (b) there shall not be deducted from the amounts invested in such other Person any amounts received as earnings (in the form of dividends, interest or otherwise) on such Investment or as loans from such other Person, and (c) unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of Investments in such other Person shall be disregarded.

          LIEN: as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

          MAKE-WHOLE PREMIUM: with respect to any Note, a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (a) such Called Principal plus (b) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Make-Whole Premium shall in no event be less than zero. As used in this definition, the following terms have the following meanings:

          APPLICABLE SPREAD: if the Settlement Date occurs in the twelve month period commencing August 25, 1998, zero; if the Settlement Date occurs on or after August 25, 1999, 1.5%.

          CALLED PRINCIPAL: with respect to any Note, the principal of such Note that is to be prepaid, subject to a Make-Whole Premium, pursuant to section 9.1 or 9.2 or is declared to be immediately due and payable pursuant to section 11, as the context requires.

          DISCOUNTED VALUE: with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

          REINVESTMENT YIELD: with respect to the Called Principal of any Note, the sum of (a) the Applicable Spread PLUS (b) the yield to maturity determined by reference to the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or, if such Statistical Release is not published, any publicly available source of similar market data acceptable to the holders of more than 50% in principal amount of the Notes being prepaid or accelerated) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, (x) by converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) by linear interpolation between reported yields.

          REMAINING AVERAGE LIFE: with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (ii) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          REMAINING SCHEDULED PAYMENTS: with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

          SETTLEMENT DATE: with respect to the Called Principal of any Note, the date on which such Called

     Principal is to be prepaid pursuant to section 9.1 or 9.2 or is declared to be immediately due and payable pursuant to section 11, as the context requires.

          MULTIEMPLOYER PLAN: any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          NET INCOME: for any period, the aggregate of the net income (or net loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis without duplication in accordance with generally accepted accounting principles.

          OFFICERS' CERTIFICATE: a certificate executed on behalf of the Company by the Chairman of the Board of Directors (if an officer) or its President or one of its Vice Presidents and its Treasurer or one of its Assistant Treasurers.

          OPERATIVE AGREEMENTS:  the Warrants and the Guaranty Agreement.

          PBGC: the Pension Benefit Guaranty Corporation or any governmental authority succeeding to any of its functions.

          PERMITTED ACQUISITION: acquisitions (including by way of merger, consolidation or amalgamation) by the Company or a Subsidiary of the Company of the capital stock or other ownership interest of, or all or substantially all of the assets of, any Person (or, in the case of an acquisition of assets, (a) substantially all of the assets within a reasonably identifiable business unit of such Person or (b) intellectual property of such person), but only to the extent that (x) the Person whose capital stock has been acquired or (y) the assets acquired reasonably relate to or are synergistic with, the business of (or a business related to) developing, marketing or selling proprietary biological and traditional chemical products for turf and crop problems in the golf course and agricultural industries.

          PERSON: a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          PLAN: an "employee pension benefit plan" (as defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any of its Related Persons, or an employee pension benefit plan as to which the Company or any of its Related Persons would be treated as a contributory sponsor under section 4069 of ERISA if it were to be terminated.

          POTENTIAL EVENT OF DEFAULT: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

          PREFERRED STOCK: as applied to any corporation, shares of such corporation which shall be entitled to preference or priority over any other shares of such corporation in respect of either the payment of dividends or the distribution of assets upon liquidation or both.

          PRIVATE PLACEMENT MEMORANDUM: the Information Memorandum prepared by CIBC Oppenheimer Corp. for use in connection with the Company's private placement of the Notes and Warrants.

          PUBLIC OFFERING: an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

          REFERENCE PERIOD:  with respect to any date of computation under section 10.2, the period of four consecutive calendar quarters ending on such date.

          RELATED PERSON: any trade or business that, together with the Company as of any relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

          RESTRICTED PAYMENT: (a) any declaration or payment of any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Company, now or hereafter outstanding, except a dividend payable solely in shares of stock of the Company and (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of capital stock of the Company now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, except to the extent that the consideration therefor consists of shares of stock of the Company.

          SAN DIEGO PROPERTY: the improved real property which is the subject of the San Diego Property Acquisition Agreement.

          SAN DIEGO PROPERTY ACQUISITION AGREEMENT: that certain Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate, dated December 19, 1997, between the Company and DDC-4S, INC and any amendments thereto executed prior to the Closing Date, and any amendments thereto after the Closing Date.

          SECURITIES ACT: the Securities Act of 1933, as amended from time to time.

          SENIOR SECURED INDEBTEDNESS: Debt of the Company which would, in accordance with generally accepted accounting principles, constitute long-term debt and have a security interest in any of the assets of the Company or any of its Subsidiaries, including, without limitation, (a) any debt with a maturity more than one year after the creation of such debt, (b) any portion thereof included in current liabilities and (c) any debt outstanding under a revolving credit or similar agreement providing for borrowings (and any renewals and extensions thereof) over a period of more than one year, notwithstanding that any such indebtedness may be payable on demand or within one year after the creation thereof, and excluding all Debt solely by and between two or more of the Company or its Subsidiaries.

          SUBORDINATED DEBT:  the meaning specified therefor in section 13.1.

          SUBSIDIARY: any corporation at least 50% (by number of votes) of the Voting Stock of which is at the time owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

          SUPERIOR DEBT:  the meaning specified therefor in section 13.2.

          SUPERIOR DEBT AGREEMENT: with respect to any Superior Debt, the agreement or instrument pursuant to which such Superior Debt is outstanding.

          VOTING STOCK: with reference to any corporation, stock of any class or classes (or equivalent interests), if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

          WARRANTS:  the meaning specified in section 1.

          WHOLLY-OWNED: as applied to any Subsidiary, a Subsidiary all the outstanding shares (other than directors' qualifying shares, if required by law) of every class of stock of which are at the time owned by the Company or by one or more Wholly-Owned Subsidiaries or by the Company and one or more Wholly-Owned Subsidiaries.

          15. REGISTRATION, TRANSFER AND SUBSTITUTION OF NOTES; ACTION BY NOTEHOLDERS.

          15.1. NOTE REGISTER; OWNERSHIP OF NOTES. The Company will keep at its principal office a register in which the Company will provide for the registration of Notes and the registration of transfers of Notes. The Company may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and the premium, if any, and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Note shall mean the Person in whose name such
Note is at the time registered on such register.

          15.2. TRANSFER AND EXCHANGE OF NOTES. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes in denominations of at least $100,000 (except one Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than $100,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor. The Company will not be required to register the transfer of any Note unless the transferee is an insurance company, bank, investment company, investment partnership or other vehicle, CLO, CBO or similar fund, or other type of financial institution, or a registered broker-dealer.

          15.3. REPLACEMENT OF NOTES. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Note held by you or another institutional holder or your or its nominee, of an indemnity agreement from you or such other holder) or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Company at its principal office, the Company at its expense will execute and deliver, in lieu thereof, a new Note in the unpaid principal amount of such lost, stolen, destroyed or mutilated Note, dated so that there will be no loss of interest on such Note and otherwise of like tenor. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note for any purpose of this Agreement.

          15.4. NOTES HELD BY COMPANY, ETC., DEEMED NOT OUTSTANDING. For the purposes of determining whether the holders of the Notes of the requisite principal amount at the time outstanding have taken any action authorized by this Agreement with respect to the giving of consents or approvals or with respect to acceleration upon an Event of Default, any Notes directly or indirectly owned by the Company or any of its Subsidiaries or Affiliates shall be disregarded and deemed not to be outstanding.

          16.  PAYMENTS ON NOTES.

          16.1. PLACE OF PAYMENT. Payments of principal, premium, if any, and interest becoming due and payable on the Notes shall be made at the principal office of The Chase Manhattan Bank, N.A., in the Borough of Manhattan, the City and State of New York, unless the Company, by written notice to each holder of any Notes, shall designate the principal office of another bank or trust company in such Borough as such place of payment, in which case the principal office of such other bank or trust company shall thereafter be such place of payment.

          16.2. HOME OFFICE PAYMENT. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in section
16.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by the method and at the address specified for such purpose in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that any Note paid or prepaid in full shall be surrendered to the Company at its principal office or at the place of payment maintained by the Company pursuant to section 16.1 for cancellation. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to section 15.2.
The Company will afford the benefits of this section 16.2 to any institutional investor which is the direct or indirect transferee of any Note purchased by you under this Agreement and which has made the same agreement relating to such Note as you have made in this section 16.2.

          17. EXPENSES, ETC. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will pay all expenses in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the Notes, including, without limitation: (a) the cost and expenses of preparing and reproducing this Agreement and the Notes, of furnishing all opinions by counsel for the Company (including any opinions requested by your special counsel as to any legal matter arising hereunder) and all certificates on behalf of the Company, and of the Company's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the cost of delivering to your principal office, insured to your satisfaction, the Notes sold to you hereunder and any Notes delivered to you upon any substitution of Notes pursuant to section 15 and of your delivering any Notes, insured to your satisfaction, upon any such substitution; (c) the reasonable fees, expenses and disbursements of one special counsel for the holders of the Notes (and, in addition, any local counsel determined by the holders of the Notes to be necessary in the circumstances) in connection with such transactions and any such amendments or waivers; and (d) the reasonable out-of-pocket expenses incurred by you in connection with such transactions and any such amendments or waivers. The Company also will pay, and will save you and each holder of any Notes harmless from, all claims in respect of the fees, if any, of brokers and finders and any and all liabilities with respect to any taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement, the issue of the Notes and any amendment or waiver under or in respect of this Agreement or the Notes. The obligation of the Company under this section 17 shall survive any disposition or payment of the Notes and the termination of this Agreement.

          18. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by you or on your behalf, the purchase of the Notes by you under this Agreement and any disposition or payment of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be deemed representations and warranties of the Company under this Agreement.

          19. AMENDMENTS AND WAIVERS. Any term of this Agreement or of the Notes may be amended and the observance of any term of this Agreement or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of more than 60% in principal amount of the Notes at the time outstanding (subject to section 15.4), PROVIDED that, without the prior written consent of the holders of all the Notes at the time outstanding (subject to section 15.4), no such amendment or waiver shall (a) change the maturity or the principal amount of, or reduce the rate or change the time of payment of interest on, or change the amount or the time of payment of any principal or premium payable on any prepayment of, any Note, or change the amount or the time of payment of any fee payable hereunder, (b) reduce the aforesaid percentages of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver,

(c) change the percentage of the principal amount of the Notes the holders of which may declare the Notes to be due and payable as provided in section 11,
(d) modify the proviso to the first sentence of section 11, or (e) decrease the percentage of the principal amount of the Notes the holders of which may rescind and annul any such declaration as provided in section 11. Any amendment or waiver effected in accordance with this section 19 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Company.

          20. NOTICES, ETC. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered by facsimile transmission, hand or courier service, or mailed by registered or certified mail, return receipt requested, addressed,
(a) if to you, at the address set forth in Schedule A or at such other address as you shall have furnished to the Company in writing, except as otherwise provided in section 16.2 with respect to payments on Notes held by you or your nominee, or (b) if to any other holder of any Note, at such address as such other holder shall have furnished to the Company in writing, or, until any such other holder so furnishes to the Company an address, then to and at the address of the last holder of such Note who has furnished an address to the Company, or (c) if to the Company, at its address set forth at the beginning of this Agreement, to the attention of Chief Financial Officer, or at such other address, or to the attention of such other officer, as the Company shall have furnished to you and each such other holder in writing. Any notice so addressed and delivered by facsimile transmission, hand or courier shall be deemed to be given when received, and any notice so addressed and mailed by registered or certified mail shall be deemed to be given three business days after being so mailed.

          21. INDEMNIFICATION. The Company will indemnify and hold harmless each of you and each person who controls you within the meaning of the Securities Act or the Exchange Act and each of your subsidiaries and each of your and their respective directors, officers, employees, agents, advisors and partners (any and all of whom are referred to as the "Indemnified Party") from and against any and all losses, claims, damages and liabilities, whether joint or several (including all legal fees or other expenses reasonably incurred by one counsel for any Indemnified Party in connection with the preparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject under any applicable federal or state law or otherwise, caused by or arising out of, or allegedly caused by or arising out of, this Agreement or any transaction contemplated hereby or thereby, other than, with respect to any Indemnified Party, losses, claims, damages or liabilities that are the result of any representation made by such Indemnified Party in section 6 or the result of the gross negligence or willful misconduct of such Indemnified Party. This section is not intended to provide to any Indemnified Party an additional means of enforcement against the Company of the Debt evidenced by the Notes.

          Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, PROVIDED that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this section 21 with respect to such Indemnified Party, except to the extent that the Company is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company, to employ counsel separate from counsel for the Company and for any other party in such action if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Company not advisable, but the Company will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties.

          22. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Notes or any part thereof. Except as stated in section 18, this Agreement embodies the entire agreement and understanding between you and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement and the Notes shall be construed and enforced in accordance with and governed by the law of the State of New York. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.




                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter and return one of the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.

                                       Very truly yours,


                                       ECO SOIL SYSTEMS, INC.



                                       By: /s/ William B. Adams
                                           -------------------------------
                                           Name:  William B. Adams
                                           Title: Chief Executive Officer


The foregoing Agreement is
hereby agreed to as of the
date thereof.


ALBION ALLIANCE MEZZANINE FUND, L.P.

By:  Albion Alliance LLC,
     its General Partner



     By: /s/ Peter C. Gummeson
        ------------------------------------
     Name:  Peter C. Gummeson
     Title: Senior Vice President



PARIBAS CAPITAL FUNDING LLC



By: /s/ Jeff Youle
   -----------------------------------------
Name:   Jeff Youle
Title: Managing Director

                                                                  SCHEDULE A

                              SCHEDULE OF PURCHASERS


                                                       Principal Amount of
              Name and Address                           Notes; Number of
               of Purchaser                                 Warrants
               ------------                                 --------

ALBION ALLIANCE MEZZANINE FUND, L.P.                      Principal Amount of
                                                          Note:
(1) All payments by wire transfer of
immediately available funds (other than                         $8,000,000
in respect of transaction fees) to:
                                                           Number of Warrants:
  The Chase Manhattan Bank, N.A.
  110 West 52nd Street                                            140,000
  New York, New York 10019
  ABA No. 021-000-021

  A/C Albion Alliance Mezzanine Fund,
    L.P.
  Account No. 910-2-795953
  Tax ID No. 13-3975300

Each such wire transfer shall set forth
the name of the Company, the private
placement number, the due date of the
payment being made and if such payment
is a final payment.

Payments by wire transfer of immediately available funds in respect of transaction fees to:

  IBJ Schroder Bank & Trust Co.
  1 State Street Plaza
  New York, New York 10004
  ABA No. 026-007-825

  A/C Albion Alliance LLC
  Account No. 01098103
  Tax ID No. 13-3903734

(2) All notices of payment and written
confirmation of such wire transfers to:

  Albion Alliance Mezzanine Fund, L.P.
  c/o Alliance Capital Management, L.P.
  500 Plaza Drive
  6th Floor
  Secaucus, New Jersey 07094
  Attention: Cash Operations

(3) All other communications to be sent to:

  Albion Alliance Mezzanine Fund, L.P.
  c/o Albion Alliance LLC
  1345 Avenue of the Americas
  41st Floor
  New York, New York 10105
  Attention: Pete Gummeson

(4) Private securities to be delivered to:

  The Equitable Life Assurance Society of
    the United States
  1290 Avenue of the Americas
  12th Floor
  New York, New York 10104
  Attention: Sherry Weitman

PARIBAS CAPITAL FUNDING LLC                               Principal amount of
                                                          Note:
(1) All payments by wire transfer of
immediately available funds to:                                $7,000,000

  State Street Bank & Trust Co.                           Number of Warrants:
  Corporate Trust Department
  Attention: Matt Callahan                                         122,500
  ABA No. 011-00-0028

  A/C Paribas Capital Funding LLC
  Account No. 99039422

(2) All notices relating to financial
or legal information to:

  Paribas Capital Funding LLC
  787 Seventh Avenue
  32nd Floor
  New York, New York 10019
  Telephone:  212-841-2544
  Facsimile:  212-841-2144
  Attention: Michael Weinberg

Alternate Contact:
  Francois Gauvin
  Telephone:  212-841-2548
  Facsimile:  212-841-2144

(3) All other communications to be sent to:

  Paribas Capital Funding LLC
  787 Seventh Avenue
  32nd Floor
  New York, New York 10019
  Telephone:  212-841-2544
  Facsimile:  212-841-2144
  Attention:  Michael Weinberg

Alternate Contact:
  Francois Gauvin
  Telephone:  212-841-2548
  Facsimile:  212-841-2144

With a copy to:

  State Street Bank & Trust Co.
  Corporate Trust Department
  Telephone:  617-664-5477
  Facsimile:  617-664-5466
                      5467
                      5468
  Attention:  Bill Connolly